Exhibit 3.1
FIFTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ZIPRECRUITER, INC.
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
ZipRecruiter, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
DOES HEREBY CERTIFY:
1.    That the name of this corporation is ZipRecruiter, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on June 29, 2010 under the name ZipRecruiter, Inc.
2.    That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:
RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:
FIRST: The name of this corporation is ZipRecruiter, Inc. (the “Corporation”).
SECOND: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle 19808. The name of its registered agent at such address is Corporation Service Company.
THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 139,971,256 shares of Class A Common Stock, par value $0.00001 per share (“Class A Common Stock”), (ii) 139,971,256 shares of Class B Common Stock, par value $0.00001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and (iii) 27,288,394 shares of Preferred Stock, par value $0.00001 per share (“Preferred Stock”).
Immediately upon the date upon which this Fifth Amended and Restated Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”), each share of the Corporation’s Common Stock issued and outstanding or held as treasury stock immediately prior to the Filing Date (the “Prior Common Stock”) shall, automatically and without further action by any stockholder, be reclassified as, and shall become, one share of Class B Common Stock (the “Reclassification”).
All of the shares of Class B Common Stock issued in the Reclassification shall, pursuant to a resolution adopted by the Board of Directors, be uncertificated shares, and the person registered on the Corporation’s books as the owner of any share or shares of Prior Common Stock shall be registered on the Corporation’s books as the owner of any share or shares of Class B Common Stock issued upon the Reclassification. Each stock certificate that immediately prior to the Filing Date represented shares of Prior Common Stock shall, from and after the Filing Date, be deemed to be cancelled, shall be null and void, and shall no longer represent any interest in the Corporation’s capital stock. The Corporation shall not be obligated to issue any certificate or certificates representing shares of Class B Common Stock issued pursuant to the Reclassification.
The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.
A.    COMMON STOCK
1.    General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.
2.    Voting. Each holder of shares of Class A Common Stock shall be entitled to one vote for each share thereof held. Each holder of shares of Class B Common Stock shall be entitled to twenty (20) votes for each share thereof held. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.
3.    Conversion of Class B Common Stock.
3.1    Rights to Convert. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class B Common Stock shall be entitled to convert any of such holder’s shares of such Class B Common Stock into shares of Class A Common Stock, such holder shall deliver an instruction, duly signed and authenticated in accordance with any procedures set forth in the Bylaws or any policies of the Corporation then in effect, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office of such holder’s election to convert the same and shall state therein the name or names in which the shares of Class A Common Stock issuable on conversion thereof are to be registered on the books of the Corporation. The Corporation shall, as soon as practicable thereafter, register on the Corporation’s books ownership of the number of shares of Class A Common Stock to which such record holder of Class B Common Stock, or to which the nominee or nominees of such record holder, shall be entitled as aforesaid. Such conversion shall be deemed to have occurred immediately prior to the close of business on the date such notice of the election to convert is received by the Corporation, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Notwithstanding anything to the contrary in this Section 3.1, at no time shall any member of the Board of Directors or any executive officer (as such term is defined in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) of the Corporation, any trust Beneficially Owned or controlled, directly or indirectly, by any member of the Board of Directors or any executive officer, or any general partnership or limited partnership Beneficially Owned or controlled, directly or indirectly, by a member of the Board of Directors, be permitted to optionally convert shares of Class B Common Stock into shares of Class A Common Stock pursuant to this Section 3.1.
3.2    Automatic Conversion. Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock immediately prior to the close of business on the earliest of (a) 5:00 p.m. New York time on the first Business Day falling on or after the date which is 180 days after the date on which the Founder Beneficially Owns less than 4,000,000 shares of Class B Common Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like); (b) 5:00 p.m. New York time on the Business Day which is (i) ninety (90) days after the date of death or Disability of the Founder or (ii) such later date, not to exceed a total period of one hundred eighty (180) days after the date of death or Disability of the Founder, as may be approved prior to the date that is ninety (90) days after the date of death or Disability of the Founder by a majority of the Independent Directors then in office (which such later date, if any, shall be maintained by the secretary of the Corporation in writing as part of the books and records of the Corporation, a copy of which shall be furnished, without cost, to any stockholder who makes a request therefor); and (c) 5:00 p.m. New York time on the first Business Day falling on or after the date on which the Founder elects to convert all then-outstanding shares of Class B Common Stock into shares of Class A Common Stock (each of the events referred to in (a), (b), and (c) are referred to herein as an “Automatic Conversion”). The Corporation shall provide notice of the Automatic Conversion of shares of Class B Common Stock pursuant to this Article Fourth to record holders of such shares of Class B Common Stock as soon as practicable following the Automatic Conversion. Such notice shall be provided by any means then permitted by the General Corporation Law; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the Automatic Conversion. Upon and after the Automatic Conversion, the person registered on the Corporation’s books as the record holder of the shares of Class B Common Stock so converted immediately prior to the Automatic Conversion shall be registered on the Corporation’s books as the record holder of the shares of Class A Common Stock issued upon Automatic Conversion of such shares of Class B Common Stock, without further action on the part of the record holder thereof. Immediately upon the effectiveness of the Automatic Conversion, the rights of the holders of shares of Class B Common Stock as such shall cease, and the holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock into which such shares of Class B Common Stock were converted.
3.3    Conversion on Transfer. On or after the closing of the IPO or the Direct Listing (the “Public Listing Date”), each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one fully paid, nonassessable share of Class A Common Stock, upon the occurrence of a Transfer (as defined below), other than a Permitted Transfer (as defined below), of such share of Class B Common Stock.
3.4    Policies and Procedures. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or this Restated Certificate of Incorporation or the Bylaws, relating to the conversion of shares of the Class B Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. If the Corporation has reason to believe that a Transfer that is not a Permitted Transfer has occurred, the Corporation may request that the purported transferor furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a Transfer that is not a Permitted Transfer has occurred, and if such transferor does not within ten (10) days after the date of such request furnish sufficient (as determined by the Board of Directors) evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such Transfer has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and such conversion shall thereupon be registered on the books and records of the Corporation. In connection with any action of stockholders taken at a meeting, the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the classes of shares held by each such stockholder and the number of shares of each class held by such stockholder.
3.5    Definitions.
3.5.1    “Beneficially Owned” has such meaning as is set forth in Rule 13d-3 of the U.S. Securities Exchange Act of 1934, as amended. “Beneficial Ownership,” “Beneficially Own” and “Beneficial Owner” shall have correlative meanings.
3.5.2    “Business Day” shall mean a day, other than Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by applicable law to close.
3.5.3    “Convertible Security” shall mean any evidences of indebtedness, shares of Preferred Stock or other securities (other than shares of Class B Common Stock) convertible into or exchangeable for Class A Common Stock or Class B Common Stock, either directly or indirectly.
3.5.4    “Disability” shall mean the Founder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute whether the Founder has suffered a Disability, no Disability of the Founder shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.
3.5.5    “Family Member” shall mean with respect to any natural person who is a Qualified Stockholder, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such Qualified Stockholder. Lineal descendants shall include adopted persons, but only so long as they are adopted while a minor.
3.5.6    “Founder” means Ian Siegel.
3.5.7    “Independent Directors” means members of the Board of Directors that are not officers or otherwise employees of the Corporation or its subsidiaries (provided that a director shall not be considered an officer or employee of the Corporation solely due to such director’s position as a member of the Board of Directors or the board of directors or similar governing body of one or more subsidiaries of the Corporation).
3.5.8    “Option” shall mean rights, options, restricted stock units or warrants to subscribe for, purchase or otherwise acquire Class A Common Stock, Class B Common Stock or Convertible Securities (as defined above).
3.5.9    “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.
3.5.10    “Permitted Entity” shall mean with respect to a Qualified Stockholder: (a) a Permitted Trust solely for the benefit of any combination of the following: (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder, and/or (iii) any other Permitted Entity of such Qualified Stockholder; and/or (b) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by any combination of the following: (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder, and/or (iii) any other Permitted Entity of such Qualified Stockholder.
3.5.11    “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock:
(a)    by a Qualified Stockholder to (A) one or more Family Members of such Qualified Stockholder, (B) any Permitted Entity of such Qualified Stockholder, or (C) to such Qualified Stockholder’s revocable living trust, which revocable living trust is itself both a Permitted Trust and a Qualified Stockholder;
(b)    by a Permitted Entity of a Qualified Stockholder to (A) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder, or (B) any other Permitted Entity of such Qualified Stockholder; or

(c)    by a general partnership or limited partnership that was the record holder of a share of Class B Common Stock as of the Public Listing Date to a member of the Board of Directors who is the Beneficial Owner of such shares of Class B Common Stock within the meaning of the Exchange Act; provided, however, that in the event that such a member of the Board of Directors who has received such a Permitted Transfer from a general partnership or limited partnership subsequently is no longer a member the Board of Directors, then holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class, may cause the shares of such former director to convert automatically into an equal number of shares of Class A Common Stock upon a date specified in writing by such remaining majority of the then outstanding shares of Class B Common Stock.
3.5.12    “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Permitted Transfer.
3.5.13    “Permitted Trust” shall mean a bona fide trust where each trustee is (i) a Qualified Stockholder, (ii) a Family Member, or (iii) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments.
3.5.14    “Qualified Stockholder” shall mean: (a) the record holder of a share of Class B Common Stock as of the Public Listing Date; (b) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Public Listing Date pursuant to the exercise or conversion of any Option or Convertible Security that, in each case, was outstanding as of the Public Listing Date; (c) each natural person who, prior to the Public Listing Date, Transferred shares of capital stock of the Corporation to a Permitted Entity that is or becomes a Qualified Stockholder; (d) each natural person who Transferred shares of, or equity awards for, Class B Common Stock (including any Option exercisable or Convertible Security exchangeable for or convertible into shares of Class B Common Stock) to a Permitted Entity that is or becomes a Qualified Stockholder; and (e) a Permitted Transferee.
3.5.15    “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in Beneficial Ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section 3 of this Article Fourth:
(a)    the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;
(b)    entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of

Class B Common Stock that (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;
(c)    entering into a voting trust, agreement or arrangement (with or without granting a proxy) pursuant to a written agreement to which the Corporation is a party;
(d)    the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer;
(e)    the fact that, as of the Public Listing Date or at any time after the Public Listing Date, the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class B Common Stock; provided that any transfer of shares by any holder of shares of Class B Common Stock to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Transfer” of such shares of Class B Common Stock unless otherwise exempt from the definition of Transfer;
(f)    entering into a trading plan pursuant to Rule 10b5-1 under the Exchange Act, with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale; or
(g)    in connection with a merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, that has been approved by the Board of Directors, the entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board of Directors.
A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity or (ii) an entity that is a Qualified Stockholder, if, in either case, there occurs a Transfer on a cumulative basis, from and after the Public Listing Date, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the Public Listing Date, holders of voting securities of any such entity or Parent of such entity.

3.5.16    “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.
3.6    Status of Converted Stock. In the event any shares of Class B Common Stock are converted into shares of Class A Common Stock pursuant to this Section 6, the shares of Class B Common Stock so converted shall be retired and shall not be reissued by the Corporation.
3.7    Reservation. The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting conversions of shares of Class B Common Stock into Class A Common Stock, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Class B Common Stock. If at any time the number of authorized and unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class B Common Stock, the Corporation shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, obtaining the requisite stockholder approval of any necessary amendment to this Fifth Amended and Restated Certificate of Incorporation. All shares of Class A Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable shares. The Corporation shall take all such action as may be necessary to ensure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation.
B.    PREFERRED STOCK
2,271,437 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. 9,116,898 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.
1.    Dividends.
The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the applicable Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one (1) class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend. The “Series A Original Issue Price” shall mean $27.7358 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock. The “Series B Original Issue Price” shall mean $8.2909 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock. The “Original Issue Price” shall mean the Series A Original Issue Price with respect to the Series A Preferred Stock, and the Series B Original Issue Price with respect to the Series B Preferred Stock.
2.    Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.
2.1    Preferential Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof,(i) with respect to the Series A Preferred Stock, an amount per share equal to the greater of (A) one-and-a-half (1.5) times the Series A Original Issue Price, plus any dividends declared but unpaid thereon, or (B) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”), and (ii) with respect to the Series B Preferred Stock, an amount per share equal to the greater of (A) one (1.0) times the Series B Original Issue Price, plus any dividends declared but unpaid thereon, or (B) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series B Liquidation Amount” and together with the Series A Liquidation Amount, the “Liquidation Amounts”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under this Section 2.1, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
2.2    Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.
2.3    Deemed Liquidation Events.
2.3.1    Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless (i) the holders of at least a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis and (ii) the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting as a single class, elect otherwise:
(a)    a merger or consolidation in which
(i)    the Corporation is a constituent party or
(ii)    a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or
(b)    the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2    Effecting a Deemed Liquidation Event.
(a)    The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 2.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 hereof.
(b)    In the event of a Deemed Liquidation Event referred to in Section 2.3.1(a)(ii) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause; (ii) to require the redemption of such shares of Preferred Stock, and (iii) if the holders of at least a majority of the then outstanding shares of Preferred Stock so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the Liquidation Amounts. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall ratably redeem each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. The provisions of Section 6 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Section 2.3.2(b). Prior to the distribution or redemption provided for in this Section 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.
2.3.3    Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.
2.3.4    Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Section 2.3.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 2.3.4, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.
3.    Voting.
3.1    General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Class B Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.
3.2    Election of Directors. The holders of record of the shares of Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Preferred Directors”) and the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect four (4) directors of the Corporation (the “Common Directors”). Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Section 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 3.2.
3.3    Preferred Stock Protective Provisions. At any time when shares of Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
3.3.1    amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Preferred Stock;
3.3.2    create, or authorize the creation of, any additional class or series of capital stock;
3.3.3    (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Preferred Stock in respect of any such right, preference, or privilege or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Preferred Stock in respect of any such right, preference or privilege;
3.3.4    purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the original purchase price;
3.3.5    create, or authorize the creation of, or issue, or authorize the issuance of any debt security, or permit any subsidiary to take any such action with respect to any debt security, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed five million dollars ($5,000,000); or

3.3.6    create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;
3.3.7    agree to consummate (A) any acquisition by this Corporation of another entity by means of any reorganization, merger or consolidation (but excluding any reorganization, merger or consolidation effected exclusively for the purpose of a consolidation with a wholly-owned subsidiary of the Corporation or the change in domicile of the Corporation); (B) the acquisition by this Corporation of all or substantially all of the assets of another entity; or (C) the acquisition of securities representing more than fifty percent (50%) of the outstanding voting power of another entity (but excluding the securities of a wholly-owned subsidiary formed by or on behalf of the Corporation), in each case so long as the aggregate amount payable, distributable or otherwise deliverable to the stockholders of the acquired entity (including the value of this Corporation’s securities deliverable to the stockholders of the acquired entity determined in accordance with Section 2.3 above) or to the entity (or its stockholders) from whom the assets were acquired, plus the amount of any earn-out consideration, or retention amounts payable to employees of the targeted entity, is in excess of ten million dollars ($10,000,000);
3.3.8    increase or decrease the authorized number of directors constituting the Board of Directors.
3.4    Series A Preferred Stock Protective Provisions. At any time when shares of Series A Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
3.4.1    liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing, unless, in each case, the holders of the Series A Preferred Stock would be paid an aggregate liquidation price per share of Series A Preferred Stock immediately following such transaction equal to or greater than one-and-a-half (1.5) times the Series A Original Issue Price.
3.5    Series B Preferred Stock Protective Provisions. At any time when shares of Series B Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may

be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
3.5.1    liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing, unless, in each case, the holders of the Series B Preferred Stock would be paid an aggregate liquidation price per share of Series B Preferred Stock immediately following such transaction equal to or greater than one (1.0) times the Series B Original Issue Price.
4.    Optional Conversion.
The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
4.1    Right to Convert.
4.1.1    Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Class B Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price (as defined below) for such series in effect at the time of conversion. The “Conversion Price” shall initially be equal to $3.466975 in the case of the Series A Preferred Stock and the Series B Original Issue Price in the case of the Series B Preferred Stock. Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Class B Common Stock, shall be subject to adjustment as provided below.
4.1.2    Termination of Conversion Rights. In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section 6, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.
4.2    Fractional Shares. No fractional shares of Class B Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Class B Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Class B Common Stock and the aggregate number of shares of Class B Common Stock issuable upon such conversion.

4.3    Mechanics of Conversion.
4.3.1    Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Class B Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Class B Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Class B Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Class B Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Class B Common Stock, (ii) pay in cash such amount as provided in Section 4.2 in lieu of any fraction of a share of Class B Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.
4.3.2    Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Conversion Price for a series of Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price for such series of Preferred Stock.
4.3.3    Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Class B Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.
4.3.4    No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Class B Common Stock delivered upon conversion.
4.3.5    Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Class B Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Class B Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.
4.4    Adjustments to Conversion Price for Diluting Issues.
4.4.1    Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:
(a)    Solely for purposes of this Section 4.4 of Article Fourth, “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Class B Common Stock or Convertible Securities.
(b)    “IVP Director” has the meaning given to it in that certain Amended and Restated Voting Agreement, dated November 7, 2017, by and among the Corporation, the Investors (as defined therein) and other stockholders of the Corporation, as may be amended from time to time.
(c)    “Series B Original Issue Date” shall mean the date on which the first share of Series B Preferred Stock was issued.

(d)    “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Class B Common Stock, but excluding Options.
(e)    “Additional Shares of Common Stock” shall mean all shares of Class B Common Stock issued (or, pursuant to Section 4.4.3 below, deemed to be issued) by the Corporation after the Series B Original Issue Date, other than (1) the following shares of Class B Common Stock and (2) shares of Class B Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):
(i)    shares of Class B Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;
(ii)    shares of Class B Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 4.5, 4.6, 4.7 or 4.8;
(iii)    shares of Class B Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to the Corporation’s 2014 Equity Incentive Plan (the “2014 Plan”) (including any increase authorized under the 2014 Plan prior to the date hereof);
(iv)    shares of Class B Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to future increases authorized under the 2014 Plan, any plan other than the 2014 Plan (including any increase to such other plan), agreement or arrangement approved by the Board of Directors of the Corporation (including the IVP Director);
(v)    shares of Class B Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;
(vi)    shares of Class B Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Corporation (including the IVP Director, as that term is defined in the Corporation’s Amended and Restated Voting Agreement, dated as of the Series B Original Issue Date);
(vii)    shares of Class B Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board of Directors of the Corporation (including the IVP Director); or
(viii)    shares of Class B Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors of the Corporation (including the IVP Director).
4.4.2    No Adjustment of Conversion Price. No adjustment in the Conversion Price for a series of Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of such series of Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.
4.4.3    Deemed Issue of Additional Shares of Common Stock.
(a)    If the Corporation at any time or from time to time after the Series B Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Class B Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.
(b)    If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of any series of Preferred Stock pursuant to the terms of Section 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Class B Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the applicable Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Price for any series of Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price for such series of Preferred Stock in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price for such series of Preferred Stock that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.
(c)    If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price for a series of Preferred Stock pursuant to the terms of Section 4.4.4 (either because the consideration per share (determined pursuant to Section 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price for such series of Preferred Stock then in effect, or because such Option or Convertible Security was issued before the Series B Original Issue Date), are revised after the Series B Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Class B Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 4.4.3(a) shall be deemed to have been issued effective upon such increase or decrease becoming effective.
(d)    Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price for a series of Preferred Stock pursuant to the terms of Section 4.4.4, the Conversion Price for such series of Preferred Stock shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.
(e)    If the number of shares of Class B Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price for a series of Preferred Stock provided for in this Section 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Section 4.4.3). If the number of shares of Class B Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price for a series of Preferred Stock that would result under the terms of this Section 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price for such series of Preferred Stock that such issuance or amendment took place at the time such calculation can first be made.
4.4.4    Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series B Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4.4.3), without consideration or for a consideration per share less than the Conversion Price for a series of Preferred Stock in effect immediately prior to such issue, then the Conversion Price for such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:
CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:
(a)    “CP2” shall mean the Conversion Price for such series of Preferred Stock in effect immediately after such issue of Additional Shares of Common Stock
(b)    “CP1” shall mean the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue of Additional Shares of Common Stock;
(c)    “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Class B Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);
(d)    “B” shall mean the number of shares of Class B Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and
(e)    “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.
4.4.5    Determination of Consideration. For purposes of this Section 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:
(a)    Cash and Property: Such consideration shall:
(i)    insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;
(ii)    insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and
(iii)    in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.
(b)    Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:
(i)    The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by
(ii)    the maximum number of shares of Class B Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.
4.4.6    Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price for a series of Preferred Stock pursuant to the terms of Section 4.4.4, and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price for such series of Preferred Stock shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).
4.5    Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time following the date hereof effect a subdivision of the outstanding Class B Common Stock, the Conversion Price for a series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Class B Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Class B Common Stock outstanding. If the Corporation shall at any time or from time to time following the date hereof combine the outstanding shares of Class B Common Stock, the Conversion Price for a series of Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Class B Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Class B Common Stock outstanding. Any adjustment under this Section 4.5 shall become effective at the close of business on the date the subdivision or combination becomes effective.
4.6    Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Class B Common Stock entitled to receive, a dividend or other distribution payable on the Class B Common Stock in additional shares of Class B Common Stock, then and in each such event the Conversion Price for a series of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for such series of Preferred Stock then in effect by a fraction:
(1)    the numerator of which shall be the total number of shares of Class B Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
(2)    the denominator of which shall be the total number of shares of Class B Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Class B Common Stock issuable in payment of such dividend or distribution.
Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for such series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for such series of Preferred Stock shall be adjusted pursuant to this Section 4.6 as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of such series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Class B Common Stock in a number equal to the number of shares of Class B Common Stock as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Class B Common Stock on the date of such event.

4.7    Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Class B Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Class B Common Stock in respect of outstanding shares of Class B Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Class B Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Class B Common Stock on the date of such event.
4.8    Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Class B Common Stock (but not one or more series of Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Class B Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Class B Common Stock of the Corporation issuable upon conversion of one share of such series of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the such series of Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price of such series of Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such series of Preferred Stock.
4.9    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of any series of Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price for such series of Preferred Stock then in effect, and (ii) the number of shares of Class B Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series of Preferred Stock.
4.10    Notice of Record Date. In the event:
(a)    the Corporation shall take a record of the holders of its Class B Common Stock (or other capital stock or securities at the time issuable upon conversion of Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or
(b)    of any capital reorganization of the Corporation, any reclassification of the Class B Common Stock of the Corporation, or any Deemed Liquidation Event; or
(c)    of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Class B Common Stock (or such other capital stock or securities at the time issuable upon the conversion of Preferred Stock) shall be entitled to exchange their shares of Class B Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice; provided that, in either case, such notice may be shortened and/or notice may be waived upon the Corporation’s receipt of written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock.
5.    Mandatory Conversion.
5.1    Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), resulting in gross proceeds to the Corporation (before underwriting discounts, commissions or fees) of at least $100,000,000 (an “IPO”), (b) the effectiveness of a registration statement on Form S-1 under the Securities Act by the Corporation for the offer and sale of securities held by existing Corporation stockholders, whereby the Corporation’s Class A Common Stock is listed on a major U.S. based stock exchange such as The New York Stock Exchange or The Nasdaq Stock Market LLC and not done in connection with an underwritten public offering (a “Direct Listing”); or (c) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock (voting separately as a class) and the holders of at least a majority of the then outstanding shares of the Series B Preferred Stock (voting separately as a class) (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Class B Common Stock, at the then effective conversion rate as calculated pursuant to Section 4.1.1; provided that, under clauses (a) or (b) above, (A) with respect to the Series A Preferred Stock, if the price per share in such offering is less than $6.93395 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock following the date hereof) (the “Minimum Series A Preferred Price”), all outstanding shares of Series A Preferred Stock shall automatically be converted into (1) a number of shares of Class B Common Stock, at the then effective conversion rate as calculated pursuant to Section 4.1.1, multiplied by (2) a fraction, the numerator of which is the Minimum Series A Preferred Price, and the denominator of which is the per share price in such offering, and (B) with respect to the Series B Preferred Stock, if the price per share in such offering is less than $2.072725 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock following the date hereof) (the “Minimum Series B Preferred Price”), all outstanding shares of Series B Preferred Stock shall automatically be converted into (1) a number of shares of Class B Common Stock, at the then effective conversion rate as calculated pursuant to Section 4.1.1, multiplied by (2) a fraction, the numerator of which is the Minimum Series B Preferred Price, and the denominator of which is the per share price in such offering, and (ii) such shares may not be reissued by the Corporation.
5.2    Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Section 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 5.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Class B

Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Section 4.2 in lieu of any fraction of a share of Class B Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.
6.    Redemption.
6.1    General. Unless prohibited by Delaware law governing distributions to stockholders and so long as the Corporation has sufficient funds without the need to obtain financing therefor, shares of Series A Preferred Stock shall be redeemed by the Corporation at a price equal to one-and-a-half (1.5) times the Series A Original Issue Price (the “Series A Redemption Price”) and the shares of Series B Preferred Stock shall be redeemed by the Corporation at the Series B Original Issue Price (the “Series B Redemption Price”, and together with the Series A Redemption Price, each a “Redemption Price”), on the fifth (5th) anniversary of the Series B Original Issue Date (the “Redemption Date”), following receipt by the Corporation at least sixty (60) days prior to the Redemption Date, from the holders of at least a majority of the then outstanding shares of such series of Preferred Stock, of written notice requesting redemption of all shares of such series of Preferred Stock (the “Redemption Request”). Upon receipt of a Redemption Request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders. If, on any Redemption Date, Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.
6.2    Redemption Notice. The Corporation shall send written notice of redemption (the “Redemption Notice”) to each holder of record of a series of Preferred Stock not less than forty (40) days prior to each Redemption Date. Each Redemption Notice shall state:
(a)    the number and series of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date;
(b)    the Redemption Date and the applicable Redemption Price;
(c)    the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 4.1); and
(d)    for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.
If the Corporation receives, on or prior to the twentieth (20th) day after the date of delivery of the Redemption Notice to a holder of Preferred Stock, written notice from such holder that such holder elects to be excluded from the redemption provided in this Section 6, then the shares of Preferred Stock registered on the books of the Corporation in the name of such holder at the time of the Corporation’s receipt of such notice shall thereafter be “Excluded Shares.” Excluded Shares shall not be redeemed or redeemable pursuant to this Section 6, whether on such Redemption Date or thereafter.
6.3    Surrender of Certificates; Payment. On or before the Redemption Date, each holder of shares of Preferred Stock to be redeemed, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.
6.4    Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on the Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.
7.    Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.
8.    Waiver. Any of the rights, powers, preferences and other terms of a series of Preferred Stock set forth herein may be waived on behalf of all holders of such series of Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of such series of Preferred Stock then outstanding. Any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of the Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of the Preferred Stock then outstanding.
9.    Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.
FIFTH: Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.
SIXTH: Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.
SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.
Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.
TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.
Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ELEVENTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.
TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a Beneficial Owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article Twelfth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Twelfth (including, without limitation, each portion of any sentence of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
THIRTEENTH: For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under this Fifth Amended and Restated Certificate of Incorporation from employees, officers, directors or consultants of the Corporation in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board of Directors (in addition to any other consent required under this Fifth Amended and Restated Certificate of Incorporation), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero (0).
* * *
3.    That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.
4.    That this Fifth Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.
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IN WITNESS WHEREOF, this Fifth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 22nd day of April, 2021.

By:	/s/ Ian Siegel
Name:	Ian Siegel
Title:	Chief Executive Officer